UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Nikola Corporation

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[Social media post, first used on June 15, 2023]

Since Trevor Milton’s departure in September of 2020, Nikola’s leadership team has operated with transparency and integrity in our business dealings, and with a passion for creating zero-emissions commercial transportation solutions. We have battery-electric trucks on the road today, and our hydrogen fuel cell electric truck goes into production next month.

The social media post made by Mr. Milton on June 15 misstates the facts. Mr. Milton is not able to “block” any proposal with his votes and did not “block” the passage of Proposal 2. Even with his opposing votes on all proposals, five out of the six proposals have received the necessary votes for approval, which demonstrates stockholder confidence in Nikola and its leadership. Nikola adjourned the stockholder meeting to allow stockholders additional time to vote on Proposal #2 which requires a higher threshold of votes to pass and could pass without Mr. Milton’s involvement. Updates have been issued via company press releases on June 5 and June 7, which clearly explain the process.

Mr. Milton is in direct violation of the agreements he made with Nikola upon his separation from the company in September 2020, where he agreed to vote in favor of the directors nominated by the Board and not to solicit others to vote against any director or other proposal.

It would be easy for Mr. Milton to comply with his agreements, but his social media posts make it clear he will not. This is not the first time Mr. Milton willfully violated his obligations.

In the meantime, Nikola will remain focused on its critical objectives and will let its counsel continue the process of addressing appropriate legal remedies.